Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use of our report dated December 14, 2009, on the consolidated financial statements of Standard Mutual Holding Company and subsidiaries as of September 30, 2009 and 2008, and for each of the years in the two-year period ended September 30, 2009, in the Amendment No. 1 to the Registration Statement and Prospectus on Form S-1 to be filed with the Securities and Exchange Commission and in the application on FR-Y-3 to be filed with the Federal Reserve Bank of Cleveland and in the application to be filed with the Pennsylvania Department of Banking. We further consent to the reference to our firm under the caption “Experts” in such prospectus.
/s/ S.R. Snodgrass, A.C.
Wexford, Pennsylvania
July 20, 2010